Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Marchex, Inc. of our report dated March 14, 2025, relating to the consolidated financial statements of Marchex, Inc., appearing in the Annual Report on Form 10-K of Marchex, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Seattle, Washington

March 25, 2025